Exhibit 99.1

Ares Capital Corporation to Host Investor Day on September 19, 2013

NEW YORK — September 16, 2013 — Ares Capital Corporation (NASDAQ: ARCC) announced today that it will host an invitation only Investor Day for research analysts and institutional investors in New York, NY on September 19, 2013. The live presentation of the Investor Day conference is scheduled to begin at 8:30 a.m. EDT and conclude at 12:30 p.m. EDT. During the presentation, representatives of Ares Capital and its investment adviser will review Ares Capital’s investment strategy, markets, performance and capital position.

All interested parties are invited to listen to the live webcast, which will be hosted on a webcast link located on the home page of the Investor Resources section of our website at www.arescapitalcorp.com.  Please visit the website to test your connection before the webcast. The webcast link will also include a link to a slide presentation that complements the discussion being held at the Investor Day conference. A replay of the webcast and the accompanying slides will remain available on the Investor Resources section of our website at www.arescapitalcorp.com until September 25, 2013.

Domestic callers can also listen to the webcast by dialing (888) 317-6003.  International callers can listen to the webcast by dialing +1(412) 317-6061.  All callers will need to enter the Participation Elite Entry Number 9020138 followed by the # sign and reference “Ares Capital Corporation Investor Day” once connected with the operator.  All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the conference until September 25, 2013 to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1(412) 317-0088.  For all replays, please reference conference number 10033904.

About Ares Capital Corporation

Ares Capital is a leading specialty finance company that provides one-stop financing solutions to U.S. middle market companies and private equity sponsors. The Company originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company, and is externally managed by a wholly owned subsidiary of Ares Management LLC. Ares Management is a global alternative asset manager and a SEC-registered investment adviser with approximately $66 billion of committed capital under management as of June 30, 2013 and pro forma for the acquisition of AREA Property Partners on July 1, 2013. For more information, visit www.arescapitalcorp.com.

Forward-Looking Statements

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein or on the Investor Day webcast.

Contact:

Ares Capital Corporation
Carl Drake

(404) 814-5204, cdrake@aresmgmt.com